UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2007 (May 15, 2007)

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 579-7388

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 15, 2007, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a Sub-License Agreement (the “Agreement”) with QuatRx Pharmaceuticals Company, a Delaware corporation (“QuatRx”).  Under the Agreement, the Company has agreed to develop and commercialize becocalcidiol, a patented Vitamin D analogue developed by QuatRx that is currently in Phase II clinical trials for the topical treatment of mild to moderate psoriasis (the “Compound”).

The Agreement provides the Company with an exclusive right, with the right to grant sublicenses, under various patents, patent applications and potential future patent applications to develop and sell products containing the Compound (the “Products”) for the topical treatment psoriasis and other skin diseases.  The license granted under the Agreement is worldwide in coverage with the exception of Japan.  The development of the Products will be governed by a joint steering committee consisting of an equal number of Company and QuatRx representatives.  The joint steering committee shall agree on modifications and amendments to the development plan of the Products, shall monitor execution of the development plan and shall oversee all aspects of the development through the filing of a new drug application (an “NDA”), or its foreign equivalent.

In exchange for the license granted to the Company, the Company has agreed to pay QuatRx an upfront fee of $1.5 million and to assume all further costs of developing the Compound for the topical treatment of skin diseases.  The Agreement also provides that Company will pay QuatRx additional fees upon the achievement of various development and sales milestones.  Development milestones include $1.5 million when the first patient enrolls in a Phase III trial, $2.0 million when an NDA for a Product is accepted for review by the FDA, and $3.0 million when an NDA is approved.  Additional fees are payable upon the achievement of certain commercial milestones.  In addition, the Company has agreed to make royalty payments to QuatRx based on annual future Product sales during country-specific royalty terms, each extending until the later of (i) the expiration or invalidity of the last QuatRx-owned or licensed patent in the country covering the topical use of the Compound to treat skin diseases, or (ii) ten years from the first commercial sale in the country of Products sold by the Company under the license.

The term of the Agreement runs until either (i) the Company makes all royalty payments due to QuatRx under the Agreement or (ii) the termination of QuatRx’s rights under any of the patents covered by the Agreement that it has licensed from third parties and which are necessary for the Company’s manufacture or sale of Products containing the Compound.  The Company may terminate the Agreement at any time upon giving 120 days prior written notice.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the fully text of the Agreement, which the Company intends to file as an exhibit to its Quarterly Report for the period ending June 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: May 18, 2007	By:	/s/ Nancy C. Broadbent

Nancy C. Broadbent
Chief Financial Officer
(Principal Financial Officer)